RANGO ENERGY, INC (OTCBB: RAGO) 4651 SHELL ROAD, SUITE 140 RICHMOND, BC CANADA V6X 3M3 T: 1-888-224-6039 www.rangoenergy.com

NEWS RELEASE

Rango Announces the Commencement of Drilling
at Kettleman Middle Dome

Mineral Wells, TX, May 29, 2013 - Rango Energy, Inc. (OTCBB: RAGO), an oil and gas exploration and development company, is pleased to announce that as of 2pm Pacific Time, May 28th 2013, drilling has been initiated on its first well at the 11,000 acre Kettleman Middle Dome ("KMD") project. The project is located within a producing oil field in the San Joaquin Basin, where companies such as Chevron, Occidental Petroleum and others are active. The project area is located within both Kings and Kern Counties, in South Central California, near the prolific Lost Hills oilfields.

The initial drill target for the first well, #17-18, will be the oil rich McAdams sandstone formation, a 900 to 1,000 foot thick Eocene age reservoir located at a depth of approximately 12,000 feet. The McAdams sandstone has been a prolific producer in the adjacent Kettleman North Dome field, producing over 400 million barrels of oil at an average of 2 million barrels per well.

Other oil bearing formations that have been mapped directly at the KMD project are the Kreyenhagen Shale, the Vaqueros sandstone and the much-publicized, Monterey Shale.

Craig Alford, PGeo and VP of Exploration of Rango Energy, stated: "We are confident knowing Hangtown has a firm grasp of the nuances and challenges associated with drilling through high-pressure reservoirs in route to the target formation. The drilling of the #17-18 well is a very significant milestone for Rango".

Hangtown recently executed a drilling contract with Nabors Industries, Ltd. (NYSE:NBR) for a 1200 HP, triple drilling rig rated to 15,000', which is capable of drilling into the McAdams formation, the target for the first well (#17-18). Hangtown has indicated the drilling rig has arrived on location and the spud will occur in the next few days. The drilling budget for the #17-18 is estimated at a very conservative 50 days. However, Hangtown feels it will be able to complete sooner if no mechanical issues occur during drilling.

As the operator, Hangtown will be responsible for drilling and producing the wells. Hangtown's principals have been involved in the drilling of several thousand wells over their 70 years of combined experience; they possess the requisite expertise to drill conventional and deep formation wells safely and efficiently.

Rango, a non-operating working interest participant, has recently partnered with Hangtown Energy, Inc. ("Hangtown") to develop promising assets in three projects. The terms of the participation call for Rango to provide drilling capital in exchange for working interests in the wells being drilled. Rango has committed to an initial six-well program with Hangtown, and both parties will continue to jointly develop the KMD project along with two other projects Hangtown controls; one in the neighboring Elk Hills area of the same basin and the other in the Ventura basin.

About Rango Energy

Rango Energy, Inc. is an exploration stage oil and natural gas company with a strategy to identify, evaluate, explore, and develop new opportunities for oil and natural gas production across North America.

For further information please contact:

Rango Energy Inc.

Toll Free: 1 (888) 224-6039

www.rangoenergy.com

Safe Harbor Statements

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company's filings with the SEC. Such risks and other factors include, among others, the ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the oil and gas industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. The Company believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.